Exhibit 99.1

Contact at 214/432-2000 Steven R. Rowley
President & CEO

Arthur R. Zunker, Jr. Senior Vice President & CFO

News For Immediate Release

EAGLE MATERIALS INC. REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR RESULTS

          (Dallas, TX May 4, 2005): Eagle Materials Inc. (NYSE: EXP and EXP.B) today reported financial results for the fourth quarter ended March 31, 2005 and for Fiscal Year (FY) 2005. Eagle produces and distributes Cement, Gypsum Wallboard, Recycled Paperboard and Concrete and Aggregates.

•	HIGHEST FOURTH QUARTER AND FISCAL YEAR DILUTED EPS IN COMPANY HISTORY — $1.48 AND $5.73, RESPECTIVELY

•	GYPSUM WALLBOARD AVERAGE NET SALES PRICE INCREASED 22% AND 25% FOR THE QUARTER AND FISCAL YEAR, RESPECTIVELY

•	OUR WALLBOARD COMPANY SET A RECORD FOR ANNUAL PRODUCTION AND SALES VOLUME – BOTH IN EXCESS OF 2.5 BSF

•	HIGHEST FOURTH QUARTER AND FISCAL YEAR CEMENT AVERAGE NET SALES PRICE IN OUR HISTORY

•	OUR CEMENT COMPANIES COMPLETED THEIR 19TH CONSECUTIVE “SOLD OUT” YEAR AND SET A RECORD FOR FISCAL YEAR SALES VOLUME – 2.8 MILLION TONS

•	RECORD PAPERBOARD PRODUCTION AND SALES VOLUME FOR FISCAL YEAR

•	RECORD AGGREGATE SALES VOLUME IN FOURTH QUARTER AND FISCAL YEAR

     For the quarter ended March 31, 2005, revenues and net earnings were $153.3 million and $27.5 million, respectively. Revenues increased 25% year-over-year and net earnings increased 71% year-over-year. Diluted earnings per share for the fourth quarter of FY 2005 were $1.48 compared with $0.85 in the same period a year ago, a 74% increase.

     For the Fiscal Year ended March 31, 2005, EXP’s net earnings increased 59% to $106.7 million or $5.73 per diluted share from $66.9 million or $3.57 per diluted share for the previous Fiscal Year. Revenues for Fiscal 2005 of $616.5 million were 23% greater than the $502.6 million for the previous Fiscal Year.

     EXP remains well positioned to continue to achieve outstanding results given our strong operational position supplying building materials to a robust construction industry. According to the U.S. Census Bureau, total construction spending during March 2005 was estimated at a seasonally adjusted annual rate of $1,051.8 billion, 8% above the March 2004 estimate of $973.9 billion. Increased spending across the construction industry as a whole has led to record industry gypsum wallboard shipments in the first three months of calendar 2005. According to the Gypsum Association, approximately 8.6 billion square feet of wallboard were shipped in the first three months of calendar 2005, a 2.5% increase over the prior record year. Nationally, demand for cement remains at record levels outpacing last year’s consumption by 13% through February 2005 according to the U.S. Geological Survey.

     The general construction outlook for the present calendar year remains very favorable. For calendar year 2005, we expect Wallboard demand to remain strong and supply to be tight (with 90%+ industry capacity utilization) as a result of continued high levels of activity in residential construction and increasing repair/remodel and commercial construction activity. Wallboard pricing remains strong and a 10% price increase has just been implemented in all of our markets. U.S. cement imports are projected to fulfill over 25% of the U.S. construction industry demand this year with the price of imported cement continuing to be impacted by high freight rates and increasing consumption in world markets. Low inventories and strong demand continue to put upward pressure on cement pricing with price increases of $5.00 to $8.00 per ton implemented in all of EXP’s markets effective April 1, 2005.

     Based on the above factors, the Company expects to report earnings ranging from $1.70 to $1.90 per diluted share for the first quarter of FY 2006 ending June 30, 2005, and $6.40 to $6.90 per diluted share for FY 2006.

     The Company made several announcements during the fourth quarter concerning future growth initiatives. On January 10, 2005, we closed the acquisition of the other 50% ownership interest in Illinois Cement Company. On March 14, 2005, the Company announced its Board of Directors had approved the expansion of the Illinois cement facility to 1.1 million tons. The expansion is expected to be completed by late 2006 with the plant’s production costs expected to decrease by approximately 20%. On April 1, 2005, the Company announced plans to build a greenfield wallboard plant in Georgetown, South Carolina. The new plant will be designed to produce approximately 750 mmsf annually and is expected to be completed by early 2007.

DETAILS OF FINANCIAL RESULTS

     Historically, we conducted two of our cement plant operations through joint ventures, Texas Lehigh Cement Company and Illinois Cement Company (the “Joint Ventures”). On January 10, 2005, we purchased our partner’s 50% interest in Illinois Cement Company. Beginning January 11, 2005, Illinois Cement Company’s results are fully consolidated with our results. We continue to utilize the equity method of accounting for our 50% interest in Texas Lehigh Cement Company. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Ventures’ revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

     In addition, for segment reporting purposes we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 4 for a reconciliation of the amounts referred to above.

GYPSUM WALLBOARD

     Gypsum Wallboard revenues for the fourth quarter totaled $88.8 million, a 17% increase over the $75.6 million for the same quarter a year ago. Gypsum Wallboard’s fourth quarter operating earnings were $21.6 million, up 64% from the $13.2 million for the same quarter last year. The revenue and earnings gain for the quarter resulted from higher sales prices partially offset by lower sales volume and increased production costs. The average net sales price for this fiscal year’s fourth quarter was $115.24 per thousand square feet (MSF), 22% greater than the

$94.67 per MSF for the same quarter last year. Gypsum Wallboard sales volume of 614 million square feet (MMSF) declined 3% from the prior year’s fourth quarter primarily because of reduced rail transportation availability.

     Fiscal 2005 operating earnings from Gypsum Wallboard were $81.6 million, an increase of 129% compared to $35.6 million for fiscal 2004. Revenues from Gypsum Wallboard were $350.1 million for fiscal 2005, 28% higher than last year’s revenues of $272.9 million.

CEMENT

     Operating earnings from Cement increased 46% to $13.3 million for the fourth quarter this year from $9.1 million for the same quarter last year. The earnings gain was due primarily to higher net sales prices and higher sales volume and the resulting positive impact of the Illinois Cement acquisition. Cement revenues for the fourth quarter totaled $49.6 million, 41% greater than the $35.4 million for the same quarter a year ago. $4.2 million of the revenue gain is attributable to the purchase of the other 50% interest in Illinois Cement Company. Cement sales volume for the fourth quarter totaled 626,000 tons, 24% above the 504,000 tons for the same quarter last year. Purchased cement sales volume of 139,000 tons for the fourth quarter were 110,000 tons greater than purchased cement sales volume for the fourth quarter a year ago. Prices have increased since the beginning of the calendar year in each of our markets resulting in a Company record fourth quarter average Cement net sales price of $73.59 per ton compared to $64.79 per ton for the same quarter a year ago.

     Fiscal 2005 operating earnings from Cement were $57.6 million, an increase of 14% compared to $50.5 million for fiscal 2004. Revenues from Cement were $211.3 million for fiscal 2005, 16% higher than last year’s revenues of $181.8 million.

PAPERBOARD

     EXP’s Paperboard operation reported fourth quarter revenues of $28.6 million, down 3% from revenues of $29.3 million for last year’s fourth quarter. Paperboard operating earnings of $5.6 million for the fourth quarter this year were level with the $5.6 million for last year’s fourth quarter. For this year’s fourth quarter, Paperboard sales volume was 59,000 tons, down 11% from last year’s sales volume of 66,000 tons. Gypsum Paperboard’s sales volumes were negatively impacted by the transportation issues experienced in our wallboard operation and customer outages. This year’s fourth quarter average net sales price of $466.59 per ton was 6% above last year’s fourth quarter net sales price of $438.55 per ton.

     Fiscal 2005 operating earnings from Paperboard were $25.4 million, an increase of 21% compared to $20.9 million for fiscal 2004. Revenues from Paperboard were $125.2 million for fiscal 2005, 11% higher than last year’s revenues of $112.4 million.

CONCRETE AND AGGREGATES

     Revenues from Concrete and Aggregates were $16.2 million for the fourth quarter, 30% greater than the $12.5 million for the fourth quarter a year ago. Concrete and Aggregates reported a $2.2 million operating profit for this year’s fourth quarter, up 445% from the $0.4 million for the same quarter last year, due to increased sales volume and pricing in both of our markets.

     Concrete sales volume increased 19% for the fourth quarter this year to 179,000 cubic yards from 151,000 cubic yards for the same quarter last year. EXP’s Concrete average net sales price of $57.35 per cubic yard for the current quarter was 7% higher than the $53.62 per cubic yard for the fourth quarter a year ago.

     Our Aggregates operations reported sales volume of 1,082,000 tons for the current quarter, 35% above sales volume of 802,000 tons for the fourth quarter last year. Aggregates average net sales price increased 1% from the prior year to $5.32 per ton.

     Fiscal 2005 operating earnings from Concrete and Aggregates were $7.7 million, an increase of 30% compared to $6.0 million for fiscal 2004. Revenues from Concrete and Aggregates were $70.8 million for fiscal 2005, 12% higher than last year’s revenues of $63.1 million.

     EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 3:00 p.m. Eastern Time (2:00 p.m. Central Time) on Wednesday, May 4, 2005. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s beliefs at the time the statements were made regarding future events which are subject to significant risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including without limitation increases in the cost of natural gas; changes in the cost and availability of transportation; unexpected operational difficulties; governmental regulation and changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including natural gas) could affect the revenues or operating earnings of our operations. In addition, changes in national and regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. These and other factors are described in the Annual Report on Form 10-K for the Company for the fiscal year ended March 31, 2004. This report is filed with the Securities and Exchange Commission and may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley
President and Chief Executive Officer

Arthur R. Zunker, Jr.
Senior Vice President and Chief Financial Officer

(1)	Summary of Consolidated Earnings

(2)	Revenues and Earnings by Lines of Business (Quarter)

(3)	Revenues and Earnings by Lines of Business (Fiscal Year)

(4)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(5)	Consolidated Balance Sheets

Eagle Materials Inc.
Attachment 1

Eagle Materials Inc.
Summary of Consolidated Earnings
(dollars in thousands, except per share data)
(unaudited)

	Quarter Ended March 31,
	2005	2004	Change
Revenues *	$153,336	$122,264	+25%
Earnings Before Income Taxes	$38,743	$24,593	+58%
Net Earnings	$27,488	$16,111	+71%
Earnings Per Share:
- Basic	$1.50	$0.86	+74%
- Diluted	$1.48	$0.85	+74%
Average Shares Outstanding: **
- Basic	18,302,055	18,798,906	-3%
- Diluted	18,523,971	18,982,165	-2%

	Fiscal Year Ended March 31,
	2005	2004	Change
Revenues *	$616,541	$502,622	+23%
Earnings Before Income Taxes	$158,089	$102,123	+55%
Net Earnings	$106,687	$66,901	+59%
Earnings Per Share:
- Basic	$5.79	$3.60	+61%
- Diluted	$5.73	$3.57	+61%
Average Shares Outstanding: **
- Basic	18,413,675	18,584,399	-1%
- Diluted	18,627,758	18,736,368	-1%

*Net of Intersegment and Joint Venture Revenues listed on Attachment 4. ** We purchased approximately 157,000 and 662,000 shares during the quarter and fiscal year, respectively

Eagle Materials Inc.
Attachment 2

Eagle Materials Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Quarter Ended March 31,
	2005	2004	Change
Revenues*

Cement (Wholly Owned) (1)	$33,233	$18,281	+82%
	22%	15%
Gypsum Wallboard	88,806	75,649	+17%
	58%	62%
Paperboard	15,323	15,773	-3%
	10%	13%
Concrete & Aggregates	15,974	12,284	+30%
	10%	10%
Other, net	—	277	-100%
	0%	0%

Total	$153,336	$122,264	+25%
	100%	100%

Operating Earnings

Cement:
Wholly Owned (1)	$7,809	$4,120	+90%
Joint Venture (1)	5,501	5,002	+10%

	13,310	9,122	+46%
	31%	32%
Gypsum Wallboard	21,633	13,163	+64%
	51%	46%
Paperboard	5,561	5,587	-%
	13%	20%
Concrete & Aggregates	2,192	402	+445%
	5%	1%
Other, net	55	277	-80%
	0%	1%

Total Operating Earnings	42,751	28,551	+50%
	100%	100%

Corporate General Expenses	(2,872)	(3,283)
Interest Expense, net	(1,136)	(675)

Earnings Before Income Taxes	$38,743	$24,593	+58%

*Net of Intersegment and Joint Venture Revenues listed on Attachment 4.

(1)	–	Includes 100% of Illinois Cement Company beginning January 11, 2005; before the January 11, 2005 acquisition, Illinois Cement Company was a 50% owned JV accounted for utilizing the equity method of accounting

Eagle Materials Inc.
Attachment 3

Eagle Materials Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Fiscal Year Ended March 31,
	2005	2004	Change
Revenues*
Cement (Wholly Owned) (1)	$125,480	$102,250	+23%
	20%	20%
Gypsum Wallboard	350,101	272,924	+28%
	57%	54%
Paperboard	71,076	63,110	+13%
	12%	13%
Concrete & Aggregates	69,691	62,096	+12%
	11%	12%
Other, net	193	2,242	-91%
	0%	1%

Total	$616,541	$502,622	+23%
	100%	100%

Operating Earnings

Cement:
Wholly Owned (1)	$30,694	$26,539	+16%
Joint Venture (1)	26,922	23,911	+13%

	57,616	50,450	+14%
	34%	44%
Gypsum Wallboard	81,616	35,604	+129%
	48%	31%
Paperboard	25,406	20,942	+21%
	15%	18%
Concrete & Aggregates	7,742	5,971	30%
	5%	5%
Other, net	(721)	2,242	-132%
	-2%	2%

Total Operating Earnings	171,659	115,209	+49%
	100%	100%
Corporate General Expenses	(10,280)	(9,272)
Interest Expense, net	(3,290)	(3,814)

Earnings Before Income Taxes	$158,089	$102,123	+55%

*Net of Intersegment and Joint Venture Revenues listed on Attachment 4.

(1)	–	Includes 100% of Illinois Cement Company beginning January 11, 2005; before the January 11, 2005 acquisition, Illinois Cement Company was a 50% owned JV accounted for utilizing the equity method of accounting

Eagle Materials Inc.
Attachment 4

Eagle Materials Inc.
Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(unaudited)

	Sales Volume
	Quarter Ended			Fiscal Year Ended
	March 31,			March 31,
	2005	2004	Change	2005	2004	Change
Cement (M Tons):
Wholly Owned(1)	415	246	69%	1,566	1,340	17%
Joint Venture(1)	211	258	-18%	1,187	1,178	1%

	626	504	24%	2,753	2,518	9%

Gypsum Wallboard (MMSF’s)	614	632	-3%	2,547	2,437	5%

Paperboard (M Tons):
Internal	33	38	-13%	159	157	1%
External	26	28	-7%	109	107	2%

	59	66	-11%	268	264	2%

Concrete (M Cubic Yards)	179	151	19%	769	762	1%

Aggregates (M Tons)	1,082	802	35%	5,196	4,228	23%

	Average Net Sales Price*
	Quarter Ended			Fiscal Year Ended
	March 31,			March 31,
	2005	2004	Change	2005	2004	Change
Cement (Ton) (1)	$73.59	$64.79	14%	$70.77	$66.02	7%
Gypsum Wallboard (MSF)	$115.24	$94.67	22%	$108.74	$86.97	25%
Paperboard (Ton)	$466.59	$438.55	6%	$455.73	$416.71	9%
Concrete (Cubic Yard)	$57.35	$53.62	7%	$54.92	$52.79	4%
Aggregates (Ton)	$5.32	$5.26	1%	$5.29	$5.24	1%

*Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	(dollars in thousands)
	Quarter Ended		Fiscal Year Ended
	March 31,		March 31,
	2005	2004	2005	2004
Intersegment Revenues:
Cement	$1,040	$638	$3,609	$3,290
Paperboard	13,289	13,485	54,108	49,256
Concrete and Aggregates	263	179	1,095	1,021

	$14,592	$14,302	$58,812	$53,567

Cement Revenues:
Wholly Owned (1)	$33,233	$18,281	$125,480	$102,250
Joint Venture (1)	15,327	16,484	82,254	76,306

	$48,560	$34,765	$207,734	$178,556

(1)	–	Includes 100% of Illinois Cement Company beginning January 11, 2005; before the January 11, 2005 acquisition, Illinois Cement Company was a 50% owned JV accounted for utilizing the equity method of accounting

Eagle Materials Inc.
Attachment 5

Eagle Materials Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	March 31,
	2005	2004 *
ASSETS
Current Assets -
Cash and Cash Equivalents	$7,221	$3,536
Accounts and Notes Receivable, net	70,952	54,352
Inventories	63,482	48,890

Total Current Assets	141,655	106,778
Property, Plant and Equipment -	823,724	715,735
Less: Accumulated Depreciation	(299,365)	(234,930)

Property, Plant and Equipment, net	524,359	480,805
Investments in Joint Ventures	28,181	51,503
Goodwill	66,960	40,290
Other Assets	18,846	13,599

	$780,001	$692,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities -
Note Payable	$30,800	$24,100
Accounts Payable and Accrued Liabilities	91,069	69,991
Current Portion of Long-term Debt	—	80

Total Current Liabilities	121,869	94,171

Long-term Debt	54,000	58,700
Deferred Income Taxes	118,764	101,082
Stockholders’ Equity -
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 50,000,000 Shares; Issued and Outstanding 9,726,009 and 9,606,945 Shares; respectively. Class B Common Stock, Par Value $0.01; Authorized 50,000,000 Shares;Issued and Outstanding, 8,499,269 and 9,161,469 Shares, respectively.	182	188
Capital in Excess of Par Value	—	28,223
Accumulated Other Comprehensive Losses	(1,842)	(1,877)
Unamortized Restricted Stock	(557)	(591)
Retained Earnings	487,585	413,079

Total Stockholders’ Equity	485,368	439,022

	$780,001	$692,975

*	From audited financial statements.